Filed pursuant to Rule 424(b)3
Registration No. 333-123315
PROSPECTUS
Selective Insurance Group, Inc.
Offer to Exchange
$50,000,000 aggregate principal amount of 7.25% Senior Notes due 2034
(CUSIP No. 816300 AC1)
for
$50,000,000 aggregate principal amount of 7.25% Senior Notes due 2034
(CUSIP No. 816300 AD9)
that have been registered under the Securities Act of 1933
The exchange offer will expire at 5:00 p.m.,
New York City time, on May 2, unless extended.

Terms of the exchange offer:

•	The exchange notes are being registered with the Securities and Exchange Commission and are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	The exchange of original notes for exchange notes generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	The exchange notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

          See “Risk Factors” beginning on page 12 to read about important factors you should consider before tendering your original notes.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to exchange only the notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to security holders without charge upon written or oral request to:
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, NJ 07890
(973) 948-3000
Attention: Corporate Secretary
      To obtain timely delivery, security holders must request the information incorporated by reference no later than five business days prior to the expiration date of the exchange offer.

      References in this prospectus to “we,” “us,” “our” and “Selective” refer to Selective Insurance Group, Inc., an insurance holding company incorporated in New Jersey, and its subsidiaries, unless the context otherwise requires.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to our intentions, beliefs, current expectations and projections regarding our future operations and performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipates,” “believes,” “expects,” “will,” “should” and “intends” and their negatives. We caution prospective investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in our future performance. Factors that could cause actual results to differ materially from those indicated by such forward-looking statements include,

i

but are not limited to, those discussed in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004. Those portions of the Annual Report are incorporated by reference into this report. We make forward-looking statements based on currently available information and assume no obligation to update these statements due to changes in underlying factors, new information, future developments, or otherwise.
      Factors which could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	the frequency and severity of catastrophic events, including hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;

•	adverse economic, market or regulatory conditions;

•	the concentration of our business in a number of East Coast and Midwestern states;

•	the adequacy of our loss reserves;

•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;

•	uncertainties related to insurance rate increases and business retention;

•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from A.M. Best, S&P, Moody’s and Fitch;

•	fluctuations in interest rates and the performance of the financial markets which may affect our investment income;

•	our entry into new markets and businesses; and

•	other risks and uncertainties we identify in this prospectus and other documents incorporated by reference.
      We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors.”
      We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
      For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act.
      You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

ii

SUMMARY
      The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all the information that you should consider before participating in the exchange offer. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, as well as the information incorporated by reference, before participating in this exchange offer.
Selective Insurance Group, Inc.
      We are a holding company that, through our subsidiaries, offers property and casualty insurance products and diversified insurance services products. Through our six property and casualty insurance subsidiaries, which we refer to collectively as the Insurance Subsidiaries, Selective Insurance Company of America, Selective Way Insurance Company, Selective Insurance Company of New England, Selective Insurance Company of New York, Selective Insurance Company of the Southeast and Selective Insurance Company of South Carolina, we offer primary and alternative market property and casualty insurance for commercial and personal risks. We primarily write business in the following states: Connecticut, Delaware, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Virginia and Wisconsin.
      We offer a broad range of commercial insurance and alternative risk management products to small and medium-sized businesses and state and local government entities. Our commercial insurance products represented approximately 84% of our net premiums written for the year ended December 31, 2004. We also provide personal insurance products to individuals and families in approximately ten states, which represented approximately 16% of our net premiums written for the year ended December 31, 2004.
      Since our inception in 1926, we have distributed almost 100% of our insurance products through non-exclusive independent agents. We have agency agreements with approximately 800 independent insurance agents. We do not distribute our products through insurance brokerages nor do we use marketing service agreements. Pursuant to our agency agreements, we pay independent agent commissions for the business they write with us. The general commission structure paid on each policy is disclosed as part of our public rate filings made in the state in which we write insurance business. We also pay additional commission based on the annual underwriting results and growth of an agent’s entire book of business — not specific individual accounts — with us.
      Our Diversified Insurance Services products, which include flood insurance, human resource administration outsourcing and managed care, are sold by: Alta Services LLC, a New Jersey-based managed care company that provides medical claims handling services to our Insurance Subsidiaries and other insurers, Consumer Health Network Plus, LLC, a New Jersey-based preferred provider organization, Northeast Health Direct, LLC, a New England-based preferred provider organization, SelecTech, LLC, a New Jersey-based third party administrator, Selective HR Solutions, Inc. (SHRS), a Florida-based human resource administration outsourcing organization, and a division of Selective Insurance Company of America that provides flood insurance and flood claim administration services to homeowners and commercial customers. The flood insurance that we write is 100% reinsured by the federal government.
Corporate Strategy
      Our corporate strategy is to create profitable growth and long-term shareholder value. Our goal is to establish ourselves as the market of choice for each of the independent agents who distribute our products and services. We intend to achieve this goal by focusing on our customers’ needs and tailoring our products and services to meet and exceed those needs.
      We place a high value on the quality of the independent agents selling our products and services. The strength of our relationships with our agents is the foundation of our success. As insurance counselors, independent agents help their customers determine the coverages and services they need to protect their assets and help us analyze potential exposures to loss.

      Our agency management specialists work closely with agents in their offices. This on-site approach, supported by six regional offices and technology links to automated systems, enables a quick response to business opportunities. A parallel program puts claim management specialists in the field working with agents, insureds and claimants.
      Behind the risk management products and services we offer are a strong underwriting tradition and knowledge of our regional markets. The field and regional staffs are backed by customer-focused strategic business units that quickly develop and market products designed to meet customers’ developing needs.
      Our long-standing service ethic is strengthened by the use of new technology tools. By using Internet technology to remove friction and redundant work from both the sales and service processes, we are significantly increasing both our effectiveness and efficiency. We have taken major steps toward creating a straight-through processing environment — empowering agents and employees to spend more time attending to customer needs and less on administrative tasks.
Headquarters
      Our principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890. Our telephone number at that address is (973) 948-3000. Our Web site address is www.selective.com. We do not intend the information on our Web site to constitute part of this prospectus.

Summary of the Exchange Offer
      On November 16, 2004, we completed the private placement of $50,000,000 aggregate principal amount of 7.25% senior notes due 2034. As part of that offering, we entered into a registration rights agreement with Keefe, Bruyette & Woods, Inc., the initial purchaser of the original notes, dated as of November 16, 2004, in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered	Up to $50,000,000 aggregate principal amount of new 7.25% senior notes due 2034, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that (i) interest thereon shall accrue from the last date to which interest has been paid on the original notes or, if no such interest has been paid, from November 16, 2004, (ii) provisions relating to an increase in the stated rate of interest thereon upon the occurrence of a registration default shall be eliminated and (iii) the transfer restrictions, minimum purchase requirements and legends relating to restrictions on ownership and transfer thereof as a result of the issuance of the original notes without registration under the Securities Act shall be eliminated other than requiring transfers in multiples of $1,000.

The exchange offer	We are offering to exchange up to $50,000,000 principal amount of our 7.25% senior notes due 2034 that have been registered under the Securities Act for a like principal amount of the original notes outstanding. You may tender original notes only in integral multiples of $1,000 principal amount. We will issue exchange notes as soon as practicable after the expiration of the exchange offer.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $50,000,000 aggregate principal amount of original notes outstanding.

The $50,000,000 aggregate principal amount of our original 7.25% senior notes due 2034 were offered under an indenture dated November 16, 2004.

Expiration date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on May 2, 2005, unless we extend the exchange offer in our sole and absolute discretion. By tendering your original notes, you represent that:

• you are neither our “affiliate” (as defined in Rule 405 under the Securities Act) nor a broker-dealer tendering notes acquired directly from us for its own account;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the

Securities Act, of the original notes or the exchange notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the original notes or the exchange notes; and

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes that you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued interest on the exchange notes and original notes	The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes or, if no such interest has been paid, from November 16, 2004. If your original notes are accepted for exchange, you will receive interest on the exchange notes and not on the original notes. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer	The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes	Except as described in the section titled “The Exchange Offer — Guaranteed Delivery Procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus. See “The Exchange Offer — Procedures for Tendering.”

Special procedures for beneficial holders	If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed delivery procedures	If you wish to tender your original notes and you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

Acceptance of original notes and delivery of exchange notes	Subject to the conditions stated in the section “The Exchange Offer — Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered as soon as practicable after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Material U.S. federal tax consequences	Your exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

Regulatory requirements	Following the effectiveness of the registration statement covering the exchange offer with the SEC, no other material federal regulatory requirement must be complied with in connection with this exchange offer.

Exchange agent	Wachovia Bank, National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Resales	Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are neither an affiliate of ours nor a broker-dealer tendering notes acquired directly from us for your own account.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991), and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

As a condition to participation in the exchange offer, each holder will be required to represent that they are not our affiliate or a broker-dealer that acquired the original notes directly from us.

Consequences of not exchanging original notes	If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may offer or sell your original notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your original notes will continue to accrue interest, they will retain no rights under the registration rights agreement.

We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, however, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange the Original Notes” and “Description of the Notes — Registration Rights.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the exchange notes.

Summary of the Terms of the Exchange Notes
      The following is a summary of the terms of the exchange notes. The form and terms of these exchange notes are identical in all material respects to those of the original notes except that (i) interest thereon shall accrue from the last date to which interest has been paid on the original notes or, if no such interest has been paid, from November 16, 2004, (ii) provisions relating to an increase in the stated rate of interest thereon upon the occurrence of a registration default shall be eliminated and (iii) the transfer restrictions, minimum purchase requirements and legends relating to restrictions on ownership and transfer thereof as a result of the issuance of the original notes without registration under the Securities Act shall be eliminated other than requiring transfers in multiples of $1,000. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. When we refer to the terms of “note” or “notes” in this prospectus, we are referring to the original notes and the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of the Notes” in this prospectus.

Issuer	Selective Insurance Group, Inc.

Exchange notes offered	$50,000,000 aggregate principal amount of 7.25% Senior Notes due 2034

Maturity date	November 15, 2034

Interest payment dates	May 15 and November 15, commencing on May 15, 2005

Ranking	The notes will be unsecured senior obligations and will rank equally with our other unsecured senior indebtedness. The notes will be effectively subordinated to any of our future secured indebtedness as to the assets securing such indebtedness. As of December 31, 2004, we had outstanding $264.350 million of unsecured indebtedness, including (1) $115.937 million of senior convertible notes, (2) $147.380 million of senior notes and (3) $1.033 million of convertible subordinated debentures. The notes will rank equally with the senior convertible notes and the senior notes. The notes will be senior to the convertible subordinated debentures. As of December 31, 2004, we had no secured indebtedness outstanding.

We are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of December 31, 2004, our subsidiaries had an aggregate of approximately $238.6 million of liabilities (excluding $1.84 billion of reserves for losses and loss expenses and $702.1 million of unearned premium reserves).

Optional redemption	The notes may not be redeemed at our option or at the option of any noteholder.

Sinking fund	There is no provision for a sinking fund.

Governing law	The notes will be governed by New York law.

Covenants	Except for certain limitations on liens on stock of Restricted Subsidiaries (see “Description of the Notes — Limitation on Liens on Stock of Restricted Subsidiaries”), the indenture does not contain any provisions restricting us or any of our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or any financial covenants or provisions restricting us or our subsidiaries from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock. In addition, we are not required to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us, which may adversely affect the value of the notes.

Listing	The notes will not be listed on any exchange, PORTAL or any quotation system.

Clearance and settlement	The notes will be cleared through DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system (Euroclear), or Clearstream Banking, S.A. (Clearstream Banking).

Summary Historical Consolidated Financial and Other Data
      The following table sets forth our summary historical consolidated financial data. The statement of operations data, and balance sheet data as of and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited financial statements.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Statement of Operations Data:
Net premiums written	$1,365,148	$1,219,159	$1,053,487	$925,420	$843,604
Net premiums earned	1,318,390	1,133,070	988,268	883,048	821,265
Net investment income earned	120,540	114,748	103,067	96,767	99,495
Net realized gains	24,587	12,842	3,294	6,816	4,191
Diversified Insurance Services revenue(1, 2)	104,396	91,840	80,796	69,626	57,527
Total revenues	1,571,536	1,356,116	1,178,950	1,059,020	986,217
Underwriting gain (loss)	40,768	(25,252)	(38,743)	(60,638)	(65,122)
Diversified Insurance Services net income (loss) from continuing operations(1, 2)	14,170	9,223	5,914	(427)	5,509
Net income from continuing operations(2)	128,639	66,344	42,138	26,318	26,686
Loss from discontinued operations(2)	—	—	(169)	(625)	(151)
Net income	128,639	66,344	41,969	25,693	26,535
Comprehensive income	134,723	99,362	59,366	24,405	49,166

	As of December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Total cash and investments	2,841,543	$2,437,656	$2,128,779	$1,820,604	$1,785,822
Total assets	3,929,400	3,438,782	3,029,847	2,684,344	2,590,903
Total liabilities	3,047,382	2,688,998	2,377,745	2,093,184	2,013,106
Total shareholders’ equity	882,018	749,784	652,102	591,160	577,797
Senior convertible notes	115,937	115,937	115,937	—	—
Notes payable(3)	147,380	121,500	145,500	152,643	159,786
Convertible subordinated debentures	1,033	1,184	1,331	3,790	3,848
Short-term debt	—	—	—	—	—

Total debt	264,350	238,621	262,768	156,433	163,634

	Year Ended December 31,

	2004		2003		2002		2001		2000

	(In thousands)
Selected Ratios:
Ratio of debt to capitalization	23.1%		24.1%		28.7%		21.0%		22.1%
Return on average equity	15.8%		9.5%		6.8%		4.4%		4.6%
Yield on investment	4.7%		5.1%		5.4%		5.4%		5.8%
Statutory premiums to surplus(4, 5)	1.7:1		1.8:1		1.9:1		1.8:1		1.7:1
Ratio of earnings to fixed charges(4)	10.5	x	5.4	x	4.0	x	2.4	x	2.5	x
Statutory combined ratio(1, 4, 6)	95.9%		101.5%		103.2%		106.7%		108.2%
Combined ratio(1, 4, 6)	96.9%		102.2%		103.9%		106.9%		107.9%

(1)	Flood business is included in statutory underwriting results in accordance with prescribed statutory accounting practices. On a basis in accordance with GAAP only, flood servicing revenue and expense has been reclassified from underwriting results to Diversified Insurance Services. Prior years have been restated to reflect the exclusion of results from discontinued operations.

(2)	See Item 8, “Financial Statements and Supplementary Data,” Note 14 to the consolidated financial statements, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the section entitled “Results of Operations” for a discussion of discontinued operations, and Item 8, “Financial Statements and Supplementary Data,” Note 11 for components of income (loss), in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein.

(3)	See Item 8, “Financial Statements and Supplementary Data,” Note 8 to the consolidated financial statements, in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein, for a discussion of senior convertible notes issued during 2002.

(4)	“Combined ratio” means a measure of underwriting profitability determined by dividing the sum of all GAAP expenses (losses, loss expenses, underwriting expenses, and dividends to policyholders) by GAAP net premiums earned for the period. “Ratio of earnings to fixed charges” indicates how many times interest charges have been earned by us on a pretax basis. Since failure to meet interest payments would be a default under the terms of indenture agreements, this coverage ratio measures a margin of safety. “Statutory combined ratio” means a measurement commonly used within the property and casualty insurance industry to measure underwriting profit or loss. It is a combination of an underwriting expense ratio, a loss and loss expense ratio and dividends to policyholders ratio. “Statutory premiums to surplus ratio” means a statutory measure of solvency risk that is calculated by dividing the net statutory premiums written for the year by the ending statutory surplus. For example, a ratio of 1.5:1 means that for every dollar of surplus, we wrote $1.50 in premiums.

(5)	Regulatory and rating agencies use the statutory premiums to surplus ratio as a measure of solvency, viewing an increase in the ratio as a possible increase in solvency risk. Management and analysts also view this ratio as a measure of the effective use of capital since, as the ratio increases, revenue per dollar of invested capital increases, indicating the possible opportunity for an increased return.

(6)	Changes in both the GAAP and statutory combined ratios are viewed by management and analysts as indicative of changes in the profitability of underwriting operations. A ratio over 100% is indicative of an underwriting loss, and a ratio below 100% is indicative of an underwriting profit.

RISK FACTORS
      You should carefully consider the following risk factors in addition to the other information included, or incorporated by reference, in this prospectus before investing in the exchange notes. If any of the following risk factors actually occur, our business, financial condition or results of operations could likely suffer which, in turn, could materially and adversely affect the price of the exchange notes.
Risks Relating to the Exchange Offer

You may have difficulty selling the original notes that you do not exchange.
      If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive. Consequently, you may find it difficult to sell any original notes you continue to hold because there will be fewer original notes of such series outstanding.

Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.
      If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      In addition, a broker-dealer that purchased original notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its old notes.
      Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.
Risks Relating to the Notes

Your right to receive payments on the notes will be effectively subordinated to the rights of any future secured creditors. The notes will be effectively subordinated to any existing and future liabilities of our subsidiaries.
      The notes represent unsecured obligations for Selective. Accordingly, holders of any future secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have superior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that ranks equally in right of payment with the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.
      In addition, we are a holding company and conduct substantially all our operations through our subsidiaries. As a result, holders of the notes are effectively subordinated to the debt and other liabilities of our subsidiaries. Therefore, in the event of the insolvency or liquidation of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by a subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes. In addition, if we caused a subsidiary to pay a dividend to us to make payment on the notes, and such dividend were determined to be a fraudulent transfer, holders of the notes would be required to return the payment to the subsidiary’s creditors.

Except for certain limitations on liens of stock of Restricted Subsidiaries, the indenture does not contain restrictive covenants. Therefore, holders of the notes may not be protected in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.
      The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture does not contain:

•	Any provision restricting us or any of our subsidiaries from incurring, assuming or being liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock;

•	Any restrictions on the ability of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us;

•	Any financial ratios or specified level of net worth to which we or our subsidiaries must adhere;

•	Any restrictions on our ability to pledge our assets as collateral or otherwise encumber our assets, except for a limitation on liens on the capital stock of our Restricted Subsidiaries (see “Description of the Notes — Limitation on Liens on Stock of Restricted Subsidiaries”); or

•	Any restrictions on our ability to contribute our assets to our subsidiaries.

There is no public market for the exchange notes.
      The exchange notes are a new issue of securities and there is no existing trading market for the exchange notes. Although the initial purchaser of the original notes has informed us that it intends to make a market in the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.
      We do not intend to apply for listing or quotation of the exchange notes on any securities exchange or stock market or for inclusion of the notes in any automated quotation system. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the original notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.
Risks Relating to Our Business

The property and casualty insurance industry is cyclical.
      Historically, the results of the property and casualty insurance industry have experienced significant fluctuations due to competition, economic conditions, interest rates and other factors. For example, commercial lines premium pricing increased from 2001 to 2004, but it decreased for several years before 2000. The industry’s profitability also is affected by unpredictable developments, including:

•	natural and man-made disasters;

•	fluctuations in interest rates and other changes in the investment environment that affect investment returns;

•	inflationary pressures that affect the size of losses;

•	Medical losses; and

•	judicial decisions that affect insurers’ liabilities.
      The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.

Catastrophic events can have a significant impact on our financial and operational condition.
      Results of property and casualty insurers are subject to weather and other conditions. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results to be materially worse than other years.
      Our Insurance Subsidiaries have experienced catastrophe losses and we expect them to experience such losses in the future. A catastrophic event or a series of catastrophic events could have a material adverse effect on the operating results and financial condition of the Insurance Subsidiaries, thereby limiting the ability of the Insurance Subsidiaries to pay dividends to us.
      Various natural and man-made events can cause catastrophes, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is determined by the severity of the event and the total amount of insured exposures in the area affected by the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our Insurance Subsidiaries historically have been related to commercial property and homeowners’ coverages.
      Our Insurance Subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Reinsurance, however, may prove inadequate if:

•	a major catastrophic loss exceeds the reinsurance limit or the reinsurers’ financial capacity;

•	an Insurance Subsidiary pays a number of smaller catastrophic loss claims, which individually fall below the subsidiary’s retention level; or

•	the modeling software used to analyze the Insurance Subsidiaries’ risk proves inadequate.

Acts of terrorism could have a significant impact on our financial and operational condition.
      On November 26, 2002, the Terrorism Risk Insurance Act of 2002, or TRIA, was signed into law and will be in effect through December 31, 2005. TRIA requires sharing the risk of future losses from terrorism between private insurers and the federal government, and is applicable to almost all commercial lines of insurance. Insurance companies with direct commercial insurance exposure in the United States are required to participate in this program. TRIA rescinded all previously approved exclusions for terrorism. Policyholders for non-workers compensation policies have the option to accept or decline the terrorism coverage we offer in our policies, or negotiate other terms. In 2004, approximately 90% of our commercial non-workers compensation policyholders purchased terrorism coverage. The terrorism coverage is mandatory for all workers compensation primary policies. In addition, ten of the twenty primary states we write commercial property coverage in mandate the coverage of fire following an act of terrorism. These provisions apply to new policies written after enactment of TRIA. A terrorism act has to be certified by the Secretary of Treasury in order to be covered by TRIA. TRIA limits the certified losses to “international terrorism” defined as an act committed on behalf of any foreign person or foreign interest where the damage from the event is in excess of $5 million and the event was not committed in the course of a war declared by the United States. Terrorism acts related to the use of nuclear, biological or chemical (NBC) weapons are covered by TRIA provided that the Secretary of the Treasury certifies the loss. Each participating insurance company will be responsible for paying out a certain amount in claims (a deductible) before federal assistance becomes available. This deductible is based on a percentage of commercial lines’ direct earned premiums from the prior calendar year. For losses above an insurer’s deductible, the federal government will cover 90%, while the insurer contributes 10%. Although the provisions of TRIA will serve to mitigate our exposure in the event of a large-scale terrorist attack, our deductible is substantial. In addition, it is uncertain whether TRIA will be extended past its current termination date. We continue to monitor concentrations of risk and have purchased a separate terrorism treaty to supplement our protection to this highly unknown exposure.

Our geographic concentration ties our performance to the economic and regulatory conditions and weather-related events in the Eastern region of the United States.
      Our property and casualty insurance business is concentrated geographically in Eastern region of the United States. New Jersey accounted for thirty-seven percent (37%) of our total net premiums written for the year ended December 31, 2004. Substantially all of our remaining business is written in other Eastern region jurisdictions (Connecticut, Delaware, District of Columbia, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Minnesota, Missouri, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Virginia and Wisconsin). Unusually severe storms or other natural or man-made disasters that destroy property in these states could adversely affect our operations. Our revenues and profitability are also subject to prevailing economic and regulatory conditions in the states in which we write insurance. Because our business is concentrated in a limited number of geographic markets, we may be exposed to risks of adverse developments that are greater than the risks of having business in a greater number of geographic markets.

We are heavily regulated in the states in which we operate.
      We are subject to extensive supervision and regulation in the states in which our Insurance Subsidiaries transact insurance business. The primary purpose of insurance regulation is to protect individual policyholders and not shareholders or other investors. Our business can be adversely affected by regulations affecting property and casualty insurance companies. For example, laws and regulations can lead to mandated reductions in rates to levels that we do not believe are adequate for the risks we insure. Other laws and regulations limit our ability to cancel or refuse to renew policies and require us to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance, including workers’ compensation, healthcare or managed care, preferred provider organizations, and human resource administration outsourcing organizations may also have an adverse effect on our business. Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry.
      Proposals intended to control the cost and availability of healthcare services have been debated in the U.S. Congress and state legislatures. Although we neither write health insurance in our managed care business nor assume any healthcare risks, rules affecting healthcare services can affect workers’ compensation, commercial and personal automobile, liability, and other insurance that we do write. We cannot determine whether, or in what form, healthcare reform legislation may be adopted by the U.S. Congress or any state legislature. We also cannot determine the nature and effect, if any, that the adoption of healthcare legislation or regulations, or changing interpretations, at the federal or state level would have on us.
      Examples of insurance regulatory risks include:

Automobile Insurance Regulation
      In 1998, New Jersey instituted an Urban Enterprise Zone (UEZ) Program, which requires New Jersey auto insurers to have a market share in certain urban territories that is in proportion to their statewide market share. Due to mandated urban rate caps, the premiums on these UEZ policies are typically insufficient to cover losses. While the law which imposed these urban rate caps was repealed in 1998, the caps continue to be enforced by the New Jersey Department of Banking and Insurance (DOBI).
      From time to time, legislative proposals are introduced that, if passed, could adversely affect our results of operation. A bill was introduced in the New Jersey legislature in 2003 to allow claimants to file lawsuits for non-economic damages without proving that the injuries sustained had a serious impact on their life. Although this legislation ultimately was not passed, we anticipate similar legislative proposals will be introduced should the New Jersey Supreme Court uphold the current interpretation of the state’s no-fault law.
      We are also potentially subject to unfair competition based on uneven application of regulatory requirements by state regulators. For example, in 2004 a new market entrant in the New Jersey automobile insurance market was permitted to use insurance credit scoring to price personal automobile insurance policies while all other insurers were precluded from so doing. New Jersey subsequently has allowed other personal automobile insurers to use credit scoring, but our ability to competitively price our New Jersey personal automobile business was restricted for a period of time.

Workers’ Compensation Insurance Regulation
      Because we voluntarily write workers’ compensation insurance, we are required by state law to support the involuntary market. Insurance companies that underwrite voluntary workers’ compensation insurance can either directly write involuntary coverage, which is assigned by state regulatory authorities, or participate in a sharing arrangement, where the business is written by a servicing carrier and the profits or losses of that serviced business are shared among the participating insurers. We currently participate through a sharing arrangement in all states, except New Jersey, where we currently write involuntary coverage directly. Historically, this business has been unprofitable whether written directly or handled through a sharing arrangement. Additionally, we are required to provide workers’ compensation benefits for losses arising from acts of terrorism under our workers’ compensation policies. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

Homeowners Insurance Regulation
      We are subject to regulatory provisions that are designed to address potential availability and/or affordability problems in the homeowners property insurance marketplace. Involuntary market mechanisms, such as the New Jersey Insurance Underwriting Association FAIR Plan, generally result in assessments to us. The New Jersey FAIR Plan writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies who voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR Plan based on their share of the voluntary market. Similar involuntary plans exist in most other states where we operate.

      In addition, ten of the twenty primary states in which we write commercial property coverage mandate the coverage of fire following an act of terrorism.
A change in our market share in New Jersey could adversely impact the results in our private passenger automobile business.
      New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market. These policies are priced according to a separate rating scheme that is established by the assigned risk plan and subject to approval by the DOBI. The amount of involuntary insurance, which an insurer must write in New Jersey, depends on the insurer’s statewide market share — the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey has been historically unprofitable.
      During 2002, the DOBI issued an order exempting State Farm Indemnity Company, which had approximately 17% of the market share for New Jersey private passenger automobile insurance, from the state’s “take-all-comers” law, assigned risk program, and UEZ program. As a result of State Farm’s exemption, in 2003 every other participating insurer’s share of the program, including ours, was increased to offset the unapplied State Farm share. In 2004, the DOBI issued an order which will transition State Farm back into the assigned risk and UEZ programs; however, they will not be required to meet their full share of these programs during 2005.
We face significant competition from other regional and national insurance companies, agents and from self-insurance.
      We compete with both regional and national property and casualty insurance companies, including those that do not use independent agents and write directly with insureds. Many of these competitors are larger than we are and have greater financial, technical and operating resources. Because we sell our coverages through independent insurance agents who also are agents of our competitors, we face competition within each of our appointed independent insurance agencies.
      The property and casualty insurance industry is highly competitive on the basis of both price and service. If our competitors price their products more aggressively, our ability to grow or renew our business as well as our profitability may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which we operate. The Internet may also emerge as a significant source of new competition, both from existing competitors and from new competitors.
      We also face competition, primarily in the commercial insurance market, from entities that self-insure their own risks. Many of our customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.
      A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	the Gramm-Leach-Bliley Act, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

•	changing practices caused by the Internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.
      New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.

Our reserves may not be adequate to cover actual losses and expenses.
      We are required to maintain loss reserves for our estimated liability for losses and loss expenses associated with reported and unreported insurance claims for each accounting period. From time to time, we adjust reserves and, if our reserves are inadequate, we will be required to increase reserves. An increase in reserves: (i) produces an increase in losses, (ii) reduces net income and stockholders’ equity for the period in which the deficiency in reserves is identified and (iii) could have a material adverse effect on our results of operations, liquidity, financial condition and financial strength ratings. Our estimates of reserve amounts are based on facts and circumstances of which we are aware, including our expectations of the ultimate settlement and claim administration expenses, predictions of future events, trends in claims severity and frequency, and other subjective factors. There is no method for precisely estimating our ultimate liability for settlement and claims.
      We regularly review our reserving techniques and our overall amount of reserves. We also review:

•	information regarding each claim for losses;

•	our loss history and the industry’s loss history;

•	legislative enactments, judicial decisions and legal developments regarding damages;

•	changes in political attitudes; and

•	trends in general economic conditions, including inflation.
      We cannot be certain that the reserves we establish are adequate or will be adequate in the future.
Our ability to reduce our exposure to risks depends on the availability and cost of reinsurance.
      We transfer our risk exposure to other insurance and reinsurance companies through reinsurance arrangements. In these arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of the insurance policy premiums. The availability, amount and cost of reinsurance depend on market conditions, which may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. We also face credit risk with respect to reinsurance. The inability of any of our reinsurers to meet their financial obligations could materially and adversely affect our operations, as we remain primarily liable to our customers under the policies that we have reinsured.
We depend on our independent insurance agents.
      We market and sell our insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote our insurance products, and they may also sell our competitors’ insurance products. As a result, our business depends in part on the marketing and sales efforts of these agencies and brokers. As we diversify and expand our business geographically, we may need to expand our network of agencies and brokers to successfully market our products. If these agencies and brokers fail to market our products successfully, our business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies or other businesses. Agents with a Selective appointment may decide to buy other agents. Changes in ownership of agencies or expansion of agencies through acquisition could adversely affect an agency’s ability to control growth and profitability, thereby adversely affecting our business.
We may be adversely impacted by a change in our ratings.
      Insurance companies are subject to financial strength ratings produced by external rating agencies. Higher ratings generally indicate financial stability and a strong ability to pay claims. Ratings are assigned by rating agencies to insurers based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold or sell any of our securities.

      The principal agencies that cover the property and casualty industry are: A.M. Best Company (A.M. Best), Standard & Poor’s Rating Services (S&P); Moody’s Investors Service (Moody’s); and Fitch Ratings Service (Fitch). We believe our ability to write insurance business is most influenced by our rating from A.M. Best, which currently rates us “A+” (Superior), the second highest of fifteen ratings. A significant downgrade from A.M. Best could materially adversely affect the business we write. We believe that ratings from S&P, Moody’s or Fitch, although important, have less impact on our business. We are currently rated “A” by S&P, “A2” by Moody’s and “A+” by Fitch. We cannot be sure that we will maintain our current A.M. Best, S&P, Moody’s or Fitch ratings. An unfavorable change in any of these ratings could (i) affect our ability to write new business with customers, some of which are required (under various third-party agreements) to maintain insurance with a carrier that maintains a specified minimum rating; (ii) be an event of default under our current lines of credit, under which we had no outstanding borrowings at December 31, 2004, 2003 or 2002; (iii) result in an increase in the interest rate charged under those lines of credit; or (iv) make it more expensive for us to access capital markets.
Our investments support our operations and provide a significant portion of our revenues and earnings.
      Like many other property and casualty insurance companies, we depend on income from our investment portfolio for a significant portion of our revenues and earnings. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our results. Fluctuations in interest rates cause inverse fluctuations in the market value of our debt portfolio. Any significant decline in the market value of our investments would reduce our stockholders’ equity and our policyholders’ surplus which could impact our ability to write additional premiums. In addition, our notes payable are subject to certain debt-to-capitalization restrictions which could also be impacted by a significant decline in investment values.
We face risks in the human resource administration outsourcing business.

Regulatory
      The operations of SHRS are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In performing services for its clients, SHRS assumes some obligations of an employer under these laws and regulations. If these federal or state laws are ultimately applied in a manner unfavorable to SHRS, it could have a material adverse effect on our operations and financial condition. Regulation in the human resource administration outsourcing business is constantly evolving. We are unable to predict what additional government initiatives, if any, affecting SHRS’s business may be promulgated in the future. Consequently, we are also unable to predict whether SHRS will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

Liability for Worksite Employee Payroll
      When providing co-employment services, SHRS assumes the obligations to pay the salaries, wages and related benefit costs and payroll taxes of its clients’ worksite employees. Clients are required to fund these obligations for us. If clients fail to fund these obligations, and if these obligations are significant, it could have a material adverse effect on our results of operations or financial condition.

Liabilities for Client and Employee Actions
      SHRS establishes, by contract, a division of responsibility with its clients for various personnel management matters, including compliance with and liability under various governmental regulations. Because of this relationship, SHRS may be subject to liability for its clients’ violations of laws and regulations. Although the agreements with clients generally obligate them to indemnify SHRS for any liability attributable to the conduct of the clients, SHRS may not be able to collect on the contractual indemnification claim. In addition, worksite employees may be deemed to be agents of SHRS, subjecting SHRS to liability for the actions of those worksite employees that could have a material adverse effect on our results of operations or financial condition. SHRS maintains professional liability insurance and such other coverages that it believes are reasonable in light of its experiences to date. There can be no assurance, however, that such insurance will be sufficient or available in the future at reasonable cost to protect SHRS from liability which might adversely affect its business, financial condition, or results of operations.
We face risks in our managed care operations.

Regulation
      Some states in which CHN Solutions transacts business have licensing and other statutory or regulatory requirements, particularly for medical review services. Some of these requirements apply to medical review of care covered by workers’ compensation. Typically, these laws establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. In addition, some states regulate the operation of managed care provider networks. If additional statutory or regulatory requirements are imposed, CHN Solutions might encounter increased costs of operations.
      Regulation in the healthcare, automobile personal injury protection and workers’ compensation fields is constantly evolving. We are unable to predict what additional government initiatives, if any, affecting CHN Solutions’ business may be promulgated in the future. Consequently, we are also unable to predict whether CHN Solutions will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

Litigation
      Healthcare providers have become more active in their efforts to minimize the use of certain cost containment techniques and are litigating to prevent application of certain cost containment practices. Their success in these efforts could limit the scope of certain cost containment services that we provide and revenue, accordingly, could decline. Although CHN Solutions does not grant or deny claims for payment of benefits and does not engage in the practice of medicine or deliver medical services, it does make recommendations concerning the appropriateness of providers’ medical treatment plans of patients. Consequently, there can be no assurance that CHN Solutions will not be subject to claims for adverse medical consequences, including being joined in suits brought against its customers. Such litigation might adversely affect its business, financial condition, or results of operations. CHN Solutions maintains professional liability insurance and such other coverages that it believes are reasonable in light of its experiences to date. There can be no assurance, however, that such insurance will be sufficient or available in the future at reasonable cost to protect CHN Solutions from liability which might adversely affect its business, financial condition, or results of operations.

Unionization of Medical Providers
      Our subsidiary, CHN Solutions, builds medical provider networks and leases networks to insurers, medical management companies, third party administrators and other medical claim payors. The lessees receive medical fee discounts from network providers in exchange for potential patient volume commitments, where permitted under state law, from CHN Solutions’ client and payor base. If medical providers, such as physicians, decided to unionize, that might impair CHN Solutions’ ability to maintain and grow networks, negotiate fee discount arrangements and lease networks to their customers. These events would have an adverse impact not only on CHN Solutions, but also on our business as a whole because we rely, in part, on provider networks and discounts to manage our claim medical expenses. Those events could also have an adverse effect on our results of operations and financial condition.

We are a holding company, and our subsidiaries may be restricted in declaring dividends, and thus we may not have access to the cash that is needed to meet our cash needs.
      Substantially all of our operations are conducted through our subsidiaries. Restrictions on the ability of our subsidiaries, particularly the Insurance Subsidiaries, to pay dividends or make other cash payments to us may materially affect our ability to pay principal and interest on our indebtedness and dividends on our common stock.
      Under the terms of our debt agreements and financial solvency laws affecting insurers, our subsidiaries are permitted to incur indebtedness up to certain levels that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund our cash needs.
      Sources of funds for the Insurance Subsidiaries primarily consist of premiums, investment income, and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.
      The Insurance Subsidiaries may declare and pay dividends to us only if they are permitted to do so under the insurance regulations of their respective state of domicile. All of the states in which our Insurance Subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina and South Carolina, require that we give notice to the relevant state insurance commissioner prior to our Insurance Subsidiaries declaring any dividends and distributions payable to us. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend upon determination that (i) the insurer’s surplus is not reasonable in relation to its liabilities and adequate to its financial needs and those of the policyholders, or (ii) in the case of New Jersey, the insurer is otherwise in a hazardous financial condition.
      In addition, insurance regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval upon determination that, because of the financial condition of the insurance subsidiary or otherwise, payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors.
      The Diversified Insurance Services subsidiaries may also declare and pay dividends. Potential dividends are restricted only by the operating needs of the subsidiaries, with the exception of our flood insurance operation, which is restricted by the same limitations of our Insurance Subsidiaries noted above. Sources of funds for the Diversified Insurance Services subsidiaries primarily consist of fees for services rendered. Such funds are applied primarily to payment of operating expenses as well as dividends and other payments.
We employ anti-takeover measures that may discourage potential acquirors and could adversely affect the value of our common stock.
      Directly or indirectly, we own all of the shares of stock of Insurance Subsidiaries domiciled in the states of New Jersey, New York, North Carolina, South Carolina, and Maine. State insurance laws require prior approval by state insurance departments of any acquisition or control of a domestic insurance company or of any company, which controls a domestic insurance company. Any purchase of 10% or more of our outstanding common stock would require prior action by all or some of the insurance commissioners of these states. Other factors also may discourage, delay or prevent a change of control of Selective, including, among others, provisions in our certificate of incorporation, as amended, relating to:

•	supermajority voting and fair price to our business combinations;

•	staggered terms for our directors;

•	supermajority voting requirements to amend the foregoing provisions;

•	our stockholder rights plan;

•	guaranteed payments which must be made to our officers upon a change of control; and

•	the ability of our board of directors to issue “blank check” preferred stock.
      The New Jersey Shareholders Protection Act provides that Selective, as a New Jersey corporation, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of our outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless the business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving our stockholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted and may adversely affect the value of our common stock.
We depend on key personnel.
      To a large extent, the success of our businesses is dependent on our ability to attract and retain key employees, in particular our senior officers, key management, sales, information systems, underwriting, claims, managed care, human resource outsourcing and corporate personnel. Competition to attract and retain key personnel is intense. While we have employment agreements with a number of key managers, we generally do not have employment contracts with our employees and cannot ensure that we will be able to attract and retain key personnel.
We face risks from technology-related failures.
      Our businesses are increasingly dependent on computer and Internet-enabled technology. Our inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely affect our ability to write business and service accounts, and could adversely impact our results of operations and financial conditions.
Class action litigation could affect our business practices and financial results.
      Our industries have been the target of class action litigation in areas including the following:

•	after-market crash parts;

•	urban homeowner underwriting practices;

•	health maintenance organization practices; and

•	discounting and payment of personal injury protection claims.
      It is possible that future class action litigation could adversely affect results of our insurance and diversified insurance services businesses and our financial condition.
USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of exchange notes will not result in any change in our indebtedness. We have agreed to bear the expenses of the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities under the Securities Act. No underwriter is being used in connection with the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES
      The table below sets forth our ratio of earnings to fixed charges on a consolidated basis for each of the time periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

Year Ended December 31, 2004

2004	2003	2002	2001	2000

10.5x	5.4x	4.0x	2.4x	2.5x
      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations and fixed charges. Fixed charges consist of interest. whether expensed or capitalized, amortization of expenses related to indebtedness and the portion of rental expense that is considered to be representative of the interest factors in our leases.

SELECTED HISTORICAL FINANCIAL DATA
      The following table sets forth our selected historical consolidated financial data. The statement of operations data, and balance sheet data as of and for each of the years in the five-year period ended December 31, 2004 have been derived from our audited financial statements.

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Statement of Operations Data:
Net premiums written	$1,365,148	$1,219,159	$1,053,487	$925,420	$843,604
Net premiums earned	1,318,390	1,133,070	988,268	883,048	821,265
Net investment income earned	120,540	114,748	103,067	96,767	99,495
Net realized gains	24,587	12,842	3,294	6,816	4,191
Diversified Insurance Services revenue (1, 2)	104,396	91,840	80,796	69,626	57,527
Total revenues	1,571,536	1,356,116	1,178,950	1,059,020	986,217
Underwriting gain (loss)	40,768	(25,252)	(38,743)	(60,638)	(65,122)
Diversified Insurance Services net income (loss) from continuing operations(1, 2)	14,170	9,223	5,914	(427)	5,509
Net income from continuing operations(2)	128,639	66,344	42,138	26,318	26,686
Loss from discontinued operations(2)	—	—	(169)	(625)	(151)
Net income	128,639	66,344	41,969	25,693	26,535
Comprehensive income	134,723	99,362	59,366	24,405	49,166

	As of December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Total cash and investments	$2,841,543	$2,437,656	$2,128,779	$1,820,604	$1,785,822
Total assets	3,929,400	3,438,782	3,029,847	2,684,344	2,590,903
Total liabilities	3,047,382	2,688,998	2,377,745	2,093,184	2,013,106
Total shareholders’ equity	882,018	749,784	652,102	591,160	577,797
Senior convertible notes	115,937	115,937	115,937	—	—
Notes payable(3)	147,380	121,500	145,500	152,643	159,786
Convertible subordinated debentures	1,033	1,184	1,331	3,790	3,848
Short-term debt	—	—	—	—	—

Total debt	264,350	238,621	262,768	156,433	163,634

	Year Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Selected Ratios:
Ratio of debt to capitalization	23.1%	24.1%	28.7%	21.0%	22.1%
Return on average equity	15.8%	9.5%	6.8%	4.4%	4.6%
Yield on investment	4.7%	5.1%	5.4%	5.4%	5.8%
Statutory premiums to surplus(4, 5)	1.7:1	1.8:1	1.9:1	1.8:1	1.7:1
Ratio of earnings to fixed charges(4)	10.5x	5.4x	4.0x	2.4x	2.5x
Statutory combined ratio(1, 4, 6)	95.9%	101.5%	103.2%	106.7%	108.2%
Combined ratio(1, 4, 6)	96.9%	102.2%	103.9%	106.9%	107.9%

(1)	Flood business is included in statutory underwriting results in accordance with prescribed statutory accounting practices. On a basis in accordance with GAAP only, flood servicing revenue and expense has been reclassified from underwriting results to Diversified Insurance Services. Prior years have been restated to reflect the exclusion of results from discontinued operations.

(2)	See Item 8, “Financial Statements and Supplementary Data,” Note 14 to the consolidated financial statements, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the section entitled “Results of Operations” for a discussion of discontinued operations, and Item 8, “Financial Statements and Supplementary Data,” Note 11 for components of income (loss), in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein.

(3)	See Item 8, “Financial Statements and Supplementary Data,” Note 8 to the consolidated financial statements, in each case included in our annual report on Form 10-K for the year ended December 31, 2004 incorporated by reference herein, for a discussion of senior convertible notes issued during 2002.

(4)	“Combined ratio” means a measure of underwriting profitability determined by dividing the sum of all GAAP expenses (losses, loss expenses, underwriting expenses, and dividends to policyholders) by GAAP net premiums earned for the period. “Ratio of earnings to fixed charges” indicates how many times interest charges have been earned by us on a pretax basis. Since failure to meet interest payments would be a default under the terms of indenture agreements, this coverage ratio measures a margin of safety. “Statutory combined ratio” means a measurement commonly used within the property and casualty insurance industry to measure underwriting profit or loss. It is a combination of an underwriting expense ratio, a loss and loss expense ratio and dividends to policyholders ratio. “Statutory premiums to surplus ratio” means a statutory measure of solvency risk that is calculated by dividing the net statutory premiums written for the year by the ending statutory surplus. For example, a ratio of 1.5:1 means that for every dollar of surplus, we wrote $1.50 in premiums.

(5)	Regulatory and rating agencies use the statutory premiums to surplus ratio as a measure of solvency, viewing an increase in the ratio as a possible increase in solvency risk. Management and analysts also view this ratio as a measure of the effective use of capital since, as the ratio increases, revenue per dollar of invested capital increases, indicating the possible opportunity for an increased return.

(6)	Changes in both the GAAP and statutory combined ratios are viewed by management and analysts as indicative of changes in the profitability of underwriting operations. A ratio over 100% is indicative of an underwriting loss, and a ratio below 100% is indicative of an underwriting profit.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      When we sold the original notes on November 16, 2004, we entered into a registration rights agreement with the initial purchaser of the original notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for exchange notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if:

•	the registration statement is not filed by March 16, 2005,

•	the registration statement is not declared effective by May 15, 2005, or

•	the exchange offer has not been consummated within 45 days of being declared effective.
See “Description of the Notes — Registration Rights” for more information on additional interest we will owe if we do not complete the exchange offer within a specified timeline.
      The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is being filed as an exhibit to the registration statement of which this prospectus forms a part.
Terms of the Exchange Offer
      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on May 2, 2005. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.
      As of the date of this prospectus, $50,000,000 aggregate principal amount of the original notes is outstanding. The original notes were offered under an indenture dated November 16, 2004. This prospectus, together with the letter of transmittal, is first being sent on or about March 31, 2005 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.
      Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.
      We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.
      Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus.
Procedures for Tendering
      Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Wachovia Bank, National Association, as the exchange agent, at the address listed below under the heading “— Exchange Agent;” or

•	if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message to the exchange agent at the address listed below under the heading “— Exchange Agent.”
      In addition:

•	the exchange agent must receive, on or before the expiration date, certificates for the original notes, if any;

•	a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      The Depository Trust Company will be referred to as DTC in this prospectus.
      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
      The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to us.
      If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

•	by a registered holder of the original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”
      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

      We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
      We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all original notes prior to the expiration date. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither the exchange agent, ourselves or any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.
      If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The original notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the original notes must be signed exactly as the name of any registered holder appears on the original notes.
      If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
      By tendering, each holder will represent to us that, among other things:

•	the holder is not an affiliate of ours (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.
      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.
      However, any purchaser of original notes who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired original notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretation by the staff of the SEC set forth in the applicable no-action letters; (2) will not be able to tender its original notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.
      Each broker or dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an

“underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes as soon as practicable after acceptance of the original notes. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.
      For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.
      In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

•	certificates for the original notes, or a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.
      Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly.
Book-Entry Transfer
      The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC.

However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.
Exchanging Book-Entry Notes
      The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.
Guaranteed Delivery Procedures
      If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder’s original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1)	stating the name and address of the holder of original notes and the amount of original notes tendered;

(2)	stating that the tender is being made; and

(3)	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Withdrawal Rights
      Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “— Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of the original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the original notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

•	specify the name in which the original notes are registered, if different from that of the depositor.
      If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes. Properly withdrawn original notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

•	a change in applicable law prohibits the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes; which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and about which change or development we make a public announcement.

      All conditions will be deemed satisfied or waived prior to the expiration date, unless we assert them prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may prior to the expiration date assert them regardless of the circumstances giving rise to any of these conditions, or we may prior to the expiration date waive them in whole or in part in our reasonable discretion. If we do so, the exchange offer will remain open for at least 5 business days following any waiver of the preceding conditions. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.
      In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.
Exchange Agent
      We have appointed Wachovia Bank, National Association as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:
Delivery To:
Wachovia Bank, National Association
By Hand, Registered or Certified Mail, or Overnight Courier:
Wachovia Bank, National Association
Corporate Actions-NC1153
1525 West W. T. Harris Blvd., 3C3
Charlotte, NC 28262-8522
For Information Call:
(704) 590-7413
Attn: Marsha Rice
By Facsimile Transmission
(for eligible Institutions only):
(704) 590-7628
Attn: Marsha Rice
Confirm by Telephone:
(704) 590-7413
Attn: Marsha Rice
All other questions should be addressed to Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890, Attention: Michele N. Schumacher, Esq. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses in the aggregate to be approximately $81,000.
Accounting Treatment
      We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States of America.
Transfer Taxes
      Holders who tender their original notes for exchange shall pay transfer taxes, if any, relating to the sale or disposition of such holder’s securities, including pursuant to a shelf registration statement.
Consequences of Exchanging or Failing to Exchange the Original Notes
      Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the original notes and the restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Original note holders that do not exchange original notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.
      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its original notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”
      We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF OTHER INDEBTEDNESS
8.75% Convertible Subordinated Debentures Due 2008
      On December 29, 1982, we issued convertible subordinated debentures in the principal amount of $25.0 million. The debentures bear interest at a rate of 8.75% per annum, which is payable on the unpaid principal semiannually on January 1 and July 1 in each year to holders of record at 5:00 p.m., New York City time, on the preceding December 15 and June 15, respectively. The convertible subordinated debentures are convertible into common stock at an effective conversion price of $7.08 per share. The remaining principal amount of the convertible subordinated debentures, including any accrued interest, is due on January 1, 2008.
1.6155% Senior Convertible Notes Due 2032
      In 2002, we issued $305 million aggregate principal amount of 1.6155% senior convertible notes due September 24, 2032, at a discount of 61.988% resulting in an effective yield of 4.25%. Interest on the senior convertible notes is payable at a rate of 1.6155% semiannually on March 24 and September 24 in each year to holders of record at 5:00 p.m., New York City time, on the preceding March 9 or September 9, respectively. After that date, cash interest will not be paid on the senior convertible notes prior to maturity unless contingent cash interest becomes payable. Contingent cash interest becomes payable if the average market price of a convertible note for the applicable five-trading day period equals 120% or more of the sum of the senior convertible note’s issue price, accrued original issue discount and accrued cash interest, if any, for a senior convertible note to the day immediately preceding the relevant six-month period. The contingent cash interest payable per senior convertible note in respect of any quarterly period within any six-month period will equal the greater of (a) any regular cash dividends per share paid by us on our common stock during that quarterly period multiplied by the then applicable conversion rate or (b) $0.15 multiplied by 12.9783. The senior convertible notes will be convertible at the option of the holders, if the conditions for conversion are satisfied, into shares of our common stock at a conversion price of $29.29 per share. The senior convertible notes have a contingent conversion feature that allows conversion of the senior convertible notes when the stock price has maintained a 20% premium to the conversion price of $29.29, or $35.15, for 20 of 30 consecutive trading days ending on the last trading day of a calendar quarter. Then, on any business day in the following calendar quarter, the holders may surrender notes for conversion into shares of common stock, or cash at our option. Our Board of Directors at their quarterly meeting on October 26, 2004, voted to waive this contingency, and the senior convertible notes are now, and will continue to be, convertible into shares of our common stock pursuant to the terms of the indenture. If all the senior convertible notes were converted, we would be required to issue 3.9 million shares of common stock. The 20% premium trigger is in effect until and including September 30, 2009 and declines approximately 0.11% per calendar quarter thereafter to 10% on the last day of the quarter ending June 30, 2032. Holders may also surrender senior convertible notes for conversion only during any period in which the credit rating assigned to the senior convertible notes is “Ba2” or lower by Moody’s or “BB+” or lower by S&P, the senior convertible notes are no longer rated by either Moody’s or S&P, or the credit rating assigned to the senior convertible notes has been suspended or withdrawn by either Moody’s or S&P. The senior convertible notes will cease to be convertible pursuant to this credit rating criteria during any period or periods in which all of the credit ratings are increased above such levels. The senior convertible notes are redeemable by us in whole or in part, at any time on or after September 24, 2007, at a price equal to the sum of the issue price, plus the call premium, if any, plus accrued original issue discount and accrued and unpaid cash interest, if any, on such senior convertible notes to the applicable redemption date. The holders of the senior convertible notes may require us to purchase all or a portion of their senior convertible notes on either September 24, 2009, 2012, 2017, 2022 or 2027 at stated prices plus accrued cash interest, if any, to the purchase date. The holders may also require us to purchase all or a portion of their senior convertible notes upon a change in control. We may pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock.

Notes Payable
      Between 1994 and 2000, we entered into two note purchase agreements with various lenders for three series of senior notes at interest rates ranging from 8.63% to 8.87%. The aggregate principal amount of these senior notes outstanding is $97.5 million as of December 31, 2004. Each note purchase agreement contains restrictive covenants that limit our ability to declare dividends or incur additional indebtedness in excess of certain debt-to-capitalization ratios. At December 31, 2004, the amount available for dividends to stockholders under said restrictions was $325.6 million for the 8.77% senior notes and $287.9 million for the 8.63% and 8.87% senior notes. After taking into account this offering, we will be in compliance with the debt-to-capitalization ratios under both note purchase agreements.

The 8.63% and 8.87% Senior Notes
      On May 4, 2000, we entered into a $30.0 million and a $61.5 million note purchase agreement with various lenders covering the 8.63% and 8.87% senior notes, respectively.
      Commencing on May 4, 2003, we paid $6.0 million in principal, together with accrued interest thereon, for the 8.63% senior notes. This $6.0 million principal payment is required annually through May 4, 2007. For the 8.87% senior notes, we are required to pay $12.3 million principal amount in each year commencing on May 4, 2006 and ending on May 4, 2010, inclusive, together with accrued interest thereon. The unpaid principal amount of the 8.63% and 8.87% senior notes accrues interest and is payable semiannually on May 4 and November 4 of each year, until the principal is paid in full.

The 8.77% Senior Notes
      On August 12, 1994, we entered into a $54.0 million note purchase agreement with various lenders covering the 8.77% senior notes. We are required to pay $18.0 million principal amount in each year commencing on August 1, 2003 and ending on August 1, 2005, inclusive, together with accrued interest thereon. The unpaid principal amount of the 8.77% senior notes accrues interest and is payable semiannually on February 1 and August 1 of each year, until the principal is paid in full.
Revolving Lines of Credit
      As of December 31, 2004, we had revolving lines of credit totaling $45.0 million with State Street Corporation ($20.0 million) and Wachovia Bank, National Association ($25.0 million). As of December 31, 2004, there was no balance outstanding. Interest is determined on a LIBOR, prime rate or money market rate basis at our option.

DESCRIPTION OF THE NOTES
      The exchange notes will be issued under an indenture between us and Wachovia Bank, National Association, as trustee, dated as of November 16, 2004. The indenture contains provisions that define your rights under the notes and governs our obligations under the notes. The indenture provides for the issuance of the notes and sets forth the duties of the trustee. The following description is only a summary of certain provisions of the indenture and the notes, and is qualified in its entirety by reference to the provisions of the indenture and the notes, including the definitions therein of certain terms. A copy of the indenture has been filed as an exhibit to our current report on Form 8-K filed on November 18, 2004.
      When we refer to “we,” “our” or “us” in this section, we refer only to Selective Insurance Group, Inc., not including any of its current or future subsidiaries.
General
      The exchange notes are limited to $50 million aggregate principal amount. We may, without the consent of the holders, reopen this series of notes and issue additional notes of the series having the same terms as the notes offered hereby (except for the issue date and offering price). Additional notes issued in this manner will be consolidated, and form a single series, with the previously outstanding notes.
      Except for certain limitations on liens on stock of Restricted Subsidiaries, as defined below in “— Limitations on Liens on Stock of Restricted Subsidiaries,” the indenture does not contain any provisions restricting us or any of our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on capital stock or from purchasing or redeeming capital stock. The indenture also does not contain any financial covenants or any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction except to the extent described under “— Other Terms of the Indenture — Consolidation, Merger and Sale of Assets” below.
      Ranking. The exchange notes will be unsecured senior obligations and will rank equally with our other unsecured senior indebtedness. As of December 31, 2004, we had outstanding $264.350 million of unsecured indebtedness, including (1) $115.937 million of senior convertible notes, (2) $147.380 million of senior notes and (3) $1.033 million of convertible subordinated debentures. The exchange notes will rank equally with the senior convertible notes and the senior notes. The exchange notes will be senior to the convertible subordinated debentures. As of December 31, 2004, we had no secured indebtedness outstanding.
      In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of December 31, 2004, our subsidiaries had an aggregate of approximately $238.6 million of liabilities (excluding $1.84 billion of reserves for losses and loss expenses and $702.1 million of unearned premium reserves).
      Available Information; No Resales of Notes by Us. We file certain reports and other information with the SEC in accordance with the requirements of Sections 13 and 15(d) under the Exchange Act. See “Where You Can Find More Information.” In addition, at any time that Sections 13 and 15(d) cease to apply to us, we will file comparable reports and information with the trustee and the SEC, and mail such reports and information to holders of notes at their registered addresses, for so long as any notes remain outstanding. Except as otherwise provided in the indenture, during the two-year period following the issuance of the notes, we will not, and will not permit any of our affiliates to, resell any notes which constitute “restricted securities” under Rule 144 except pursuant to an effective registration statement under the Securities Act.

Interest
      The exchange notes will accrue interest at the rate of 7.25% per annum (based on a 360-day year of twelve 30-day months) from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from November 16, 2004; provided, that if an original note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the exchange note received in exchange therefor will accrue from the date of such interest payment date. Interest on the exchange notes is payable on May 15 and November 15 of each year, commencing May 15, 2005. Interest payments on an interest payment date will be made to the holder in whose name a note is registered at 5:00 p.m., New York City time, on the May 1 or November 1 immediately preceding the interest payment date, whether or not a business day. Except as otherwise specified under “— Payments” below, interest payments will be made by check mailed or delivered to the registered holder at the address appearing in the security register. The trustee initially will act as paying agent for the exchange notes. No additional interest will be paid on original notes tendered and accepted for exchange.
Maturity; Optional Redemption
      The exchange notes will mature on November 15, 2034, the stated maturity date. The exchange notes will not be redeemable, in whole or in part, at our option or at the option of any noteholder at any time prior to November 15, 2034.
Payments
      We will pay interest on each exchange note on each interest payment date, and the principal of each exchange note on November 15, 2034 against presentation and surrender of such exchange note by the registered holder thereof at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such a purpose, as the case may be, by wire transfer of immediately available funds, if appropriate written wire transfer instructions are received by the paying agent not less than 15 days prior to the stated maturity date. If those instructions are not so received, the principal will be paid by check against such presentation and surrender.
      If an interest payment date or the stated maturity date falls on a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No additional interest will accrue as a result of such delayed payment.
      Prior to presentment of a note for registration of transfer, we, the trustee and any other agent of ours or the trustee may treat the registered holder of each note as the owner of the note for the purpose of receiving payments of principal of and interest on the note and for all other purposes whatsoever.
      All moneys paid by us to the trustee or a paying agent for the payment of principal of and any interest on the notes that remain unclaimed two years after that principal, premium or interest becomes due and payable will, unless otherwise required by mandatory provisions of applicable escheat, abandoned or unclaimed property law, be repaid to us and the holder of the notes as an unsecured general creditor may thereafter look only to us for payment.
Limitation on Liens on Stock of Restricted Subsidiaries
      The terms of the notes provide that we and our Restricted Subsidiaries may not incur any indebtedness secured by a lien on the capital stock of a Restricted Subsidiary unless the notes are secured equally and ratably with that indebtedness.

      For purposes of this covenant:
      “lien” means any mortgage, deed of trust, pledge, lien, security interest or other encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to give a lien or file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property under a lease that is not in the nature of a conditional sale or title retention agreement); and
      “Restricted Subsidiary” means any subsidiary that is incorporated under the laws of any state of the United States or of the District of Columbia except a subsidiary (a) that has total assets which are less than 20% of our and our consolidated subsidiaries’ total assets (including that subsidiary) on the most recent fiscal year-end balance sheets of the subsidiary and our and our consolidated subsidiaries or (b) that, in the judgment of our Board of Directors, as evidenced by a Board resolution, is not material to our and our consolidated subsidiaries’ financial condition, taken as a whole. As of the date of this prospectus, Selective Insurance Company of America, Selective Way Insurance Company and Selective Insurance Company of South Carolina meet the definition of Restricted Subsidiary.
Limitation on Disposition of Stock of Restricted Subsidiaries
      As long as any notes are outstanding, we will not issue, sell, transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary, or any securities convertible into or exercisable or exchangeable for shares of capital stock of any Restricted Subsidiary, or warrants, rights or options to subscribe for or purchase shares of capital stock of any Restricted Subsidiary, unless such issuance, sale, transfer or other disposition is for at least fair value (as determined by our board of directors or a committee thereof acting in good faith) and we will own, directly or indirectly, at least 80% of the capital stock of such Restricted Subsidiary after giving effect to that transaction. Furthermore, we will not permit any Restricted Subsidiary to:

(1) merge or consolidate with or into any corporation or other person, unless such merger or consolidation is for at least fair value and (i) such Restricted Subsidiary is the surviving corporation or person, or (ii) at least 80% of the surviving corporation’s issued and outstanding voting stock is owned, directly or indirectly, by such Restricted Subsidiary; or

(2) lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than to us), unless such lease, sale, assignment or transfer is for at least fair value and at least 80% of the issued and outstanding voting stock of that corporation or other person is owned, directly or indirectly, by such Restricted Subsidiary following such lease, sale or assignment.
      Notwithstanding the foregoing, we may merge or consolidate any of our other subsidiaries (including our Insurance Subsidiaries) into or with another of our wholly owned subsidiaries and we may sell, transfer or otherwise dispose of our business in accordance with the provisions of “— Other Terms of the Indenture — Consolidation, Merger and Sale of Assets” below. In addition, the foregoing covenant will not prohibit any issuance or disposition of securities by any of our other subsidiaries either (1) to us or any Restricted Subsidiary in accordance with applicable law or (2) if required by law or any regulation or order of any governmental or insurance regulatory authority.
Form, Denomination and Registration
      The exchange notes will be issued in fully registered form in minimum denominations of $1,000 and integral multiples of $1,000. Except as described below, the exchange notes will initially be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate. All interests in the global notes will be subject to the operations and procedures of DTC, the Euroclear and Clearstream Banking.

DTC
      DTC has advised us as follows. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.
      DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of transactions between DTC participants through electronic book entry changes in accounts of DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and may in the future include certain other organizations, (the “DTC participants”). Indirect access to the DTC system is also available to other banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, (the “indirect DTC participants”).
      Transfers of ownership or other interests in the notes in DTC may be made only through DTC participants. Indirect DTC participants are required to effect transfers through a DTC participant. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the DTC participants to whose accounts the notes are credited, which may not be the beneficial owners. DTC participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.
      So long as DTC, or its nominee, is a registered owner of the global note, payments of principal of and interest on the notes will be made in immediately available funds to DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on its records, unless DTC has reason to believe that it will not receive payment on that date. Payment to DTC is our responsibility. Disbursement of payments to DTC participants will be DTC’s responsibility. Disbursement of payments to the beneficial owners will be the responsibility of DTC participants and indirect DTC participants, will be governed by standing instructions and customary practices as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will not be the responsibility of DTC or any other party, subject to any statutory or regulatory requirements as may be in effect from time to time. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants, and because owners of beneficial interests in the notes holding through DTC will hold interests in the notes through DTC participants or indirect DTC participants, the ability of the owners of beneficial interests to pledge notes to persons or entities that do not participate in DTC, or otherwise take actions with respect to the notes, may be limited.
      Ownership of interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the DTC participants and the indirect DTC participants. All interests in a global note, including those held through Euroclear or Clearstream Banking, may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the global note is limited to such extent.
      According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Euroclear
      Euroclear has advised us as follows: Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchaser. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, or the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by Euroclear.
Clearstream Banking
      Clearstream Banking has advised us as follows: Clearstream Banking is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depository. Clearstream Banking holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Banking provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking interfaces with domestic markets in several countries. As a professional depository, Clearstream Banking is subject to regulation by the Luxembourg Monetary Institute. Clearstream Banking participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the initial purchaser. Indirect access to Clearstream Banking is also available to others that clear through or maintain a custodial relationship with a Clearstream Banking participant either directly or indirectly.
      Distributions with respect to notes held beneficially through Clearstream Banking will be credited to cash accounts of Clearstream Banking participants in accordance with its rules and procedures, to the extent received by Clearstream Banking.
Transfer and Exchange
      Transfers between DTC participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.
      DTC has advised us that it will take any action permitted to be taken by a holder of the exchange notes only at the direction of one or more participants to whose account with DTC interests in the exchange notes are credited.
      Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the exchange notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Other Terms of the Indenture
      Exchange of Notes. Notes are exchangeable for other notes of a like aggregate principal amount and with like terms and conditions of different authorized denominations. Notes may be presented for exchange or for registration of transfer at the office of a paying agent designated by us for that purpose. We may at any time rescind the designation of a paying agent or approve a change in the location through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for the notes.
      Consolidation, Merger and Sale of Assets. Under the indenture, we may not consolidate with or merge into any other entity or sell, convey, transfer or lease all or substantially all of our properties and assets as an entirety to any entity, unless: (1) either (a) we are the continuing corporation or (b) the entity (if other than us) formed by the consolidation or into which we are merged or the entity that acquires all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of United States, any State or the District of Columbia, and expressly assumes, through a supplemental indenture, payment of the principal of and any premium and interest on all the debt securities and the performance of all of our covenants applicable to the indebtedness; (2) immediately thereafter, no event of default, as defined below, (and no event that, after notice or lapse of time, or both, would become an event of default) has occurred and is continuing; (3) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the indenture, we or such successor Person, as the case may be, shall secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and (4) we have delivered to the trustee certificates and opinions stating that the foregoing conditions have been complied with.
      In the event of any transaction (other than a lease) described above in which we are not the continuing corporation, the successor entity formed or remaining would be substituted for us under the indenture, and we would be discharged from all obligations and covenants under the indenture and the notes.

      Events of Default. The following are events of default under the indenture with respect to the notes: (1) default in the payment of any interest on any note for 30 days after becoming due; (2) default in the payment of the principal of any note when due; (3) default in the performance of, or breach of, any covenant or warranty applicable to the notes for 60 days after written notice of the failure, requiring us to remedy the same, is given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of outstanding notes; (4) default under any bond, debenture, note or other evidence of indebtedness or any mortgages, indentures or instruments under which we then have outstanding indebtedness in an aggregate amount of $10 million or more that has not already matured in accordance with its terms, has become due after the expiration of any applicable grace period or has been accelerated and the acceleration has not been rescinded or annulled or the indebtedness has not been discharged within ten days after notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or (5) certain events of bankruptcy, insolvency or reorganization with respect to us occur.
      If an event of default occurs and is continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal amount of all the notes to be immediately due and payable.
      We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default of any of our obligations under the indenture or, if there has been a default, specifying each default.
      The trustee must, within 90 days after a default, give the holders of the notes notice of the default (the term default to mean the events specified above without grace periods). However, except in the case of a default in the payment of principal, premium or interest, the trustee may withhold notice if it in good faith determines that withholding the notice is in the interest of the holders of the notes.
      The holders of a majority in outstanding principal amount of the notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee must exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the notes unless (i) they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with the request and (ii) the trustee in good faith reasonably determines that such exercise would involve the trustee in personal liability for which the security and all other remedies available to the trustee are not sufficient.
      Satisfaction and Discharge. The indenture provides that we generally will be discharged from our obligations under the notes if we deliver to the trustee for cancellation all outstanding notes or if, within one year prior to or following the notes having become due or payable, (1) we deposit with the trustee, in trust, sufficient funds to pay the principal of, premium, if any, and any interest to stated maturity on the notes, (2) we pay all other sums payable with respect to the notes and (3) certain other conditions are met. Upon discharge, the holders of the notes are no longer entitled to the benefits of the indenture, except for certain rights, including registration of transfer and exchange of the notes and replacement of mutilated, destroyed, lost or stolen debt securities, and may look only to the deposited funds.
      Such a discharge may be treated as a taxable exchange of the debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the debt securities would recognize gain or loss as if the trust obligations, or the cash or securities deposited, had actually been received by them in exchange for their debt securities and might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

      Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. This is called full defeasance. To do so, each of the following must occur:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other payments on the notes we are offering on their various due dates.

•	There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your notes any differently as compared to if we did not make the deposit and just continued to repay the notes ourselves. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your notes.
      We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit for payments on your notes. You could not look to us for payment in the event of any shortfall.
      Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above under “— Full Defeasance” and be released from certain restrictive covenants relating to the notes. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

•	We must deposit in trust for the benefit of the holders of the notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other anticipated payments on the notes we are offering on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your notes any differently than if we did not make the deposit and just continued to repay the notes ourselves.
      If we accomplish covenant defeasance with regard to your note, the following provisions of the indenture and the notes would no longer apply: the covenants described under “Limitation on Liens on Stock of Restricted Subsidiaries” and “Limitation on Disposition of Stock of Restricted Subsidiaries,” the conditions described in clause (3) of “— Consolidation, Merger and Sales of Assets,” covenants to maintain our properties and pay all taxes and claims for labor, material and supplies and our covenant to provide information to holders and prospective purchasers of the notes to permit compliance with Rule 144A in connection with resales of the notes.
      If we accomplish covenant defeasance, you can still look to us for repayment of your notes in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy or insolvency, and your notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
      Our obligations under the indenture and the notes, other than our obligations under the covenants defeased, will remain in full force and effect. This provision is in addition to the provisions for satisfaction and discharge described above.
      Modification and Waiver. Certain modifications and amendments of the indenture (which, generally, either benefit or do not affect the holders of outstanding debt securities) may be made by us and the trustee without the consent of holders of the notes. Other modifications and amendments of the indenture require the consent of the holders of more than a majority in principal amount of the outstanding notes. However, no modification or amendment may, without the consent of the holder of each affected outstanding note, (1) change the stated maturity of the principal of, or any installment of principal of or interest on, the note, (2) reduce the principal amount of or any interest on the note, (3) change the place of payment, (4) impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after its stated maturity or (5) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults.
      The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past default under the indenture, except a default in the payment of the principal of or interest, if any, on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each affected outstanding note.
      Notices. Notices to holders of the notes are given by mail to the addresses of such holders as they appear in the debt security register.
      Governing Law. The indenture and the notes are to be governed by and construed in accordance with the laws of the State of New York.
      The Trustee. The trustee is Wachovia Bank, National Association. We have other commercial dealings in the ordinary course of business with Wachovia Bank, National Association, and its affiliates.
Registration Rights
      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines the registration rights of holders of the original notes. A copy of the registration rights agreement is included as an exhibit of which this prospectus forms a part.
      We entered into a registration rights agreement with the initial purchaser pursuant to which we agreed, for the benefit of the holders of original notes, at our expense, to (1) no later than March 16, 2005, prepare and file a registration statement with the SEC with respect to a registered offer to exchange the notes for exchange notes that will be issued in the same aggregate principal amount as and with terms that will be substantially identical in all material respects to the original notes (except that the exchange notes will not contain terms with respect to the transfer restrictions) and (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than May 15, 2005. Promptly after the exchange offer registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the original notes. If we commence the exchange offer, we will be entitled to consummate the exchange offer 30 days after such commencement (provided that we have accepted all the original notes theretofore validly tendered in accordance with the terms of the exchange offer), unless applicable law requires us to keep the offer open longer. For each original note tendered to us pursuant to the exchange offer and not validly withdrawn by the holder thereof, the holder of such note will receive an exchange note having a principal amount equal to the principal amount of such surrendered note.
      Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act except for certain broker-dealers or affiliates of ours. See “The Exchange Offer — Procedures for Tendering.”
      Each holder (other than certain specified holders) who wishes to exchange its notes for exchange notes in the exchange offer will be required to make certain representations to us. See “The Exchange

Offer — Procedures for Tendering.” In addition, in connection with any resales of exchange notes, any broker or dealer who acquired notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such broker or dealer may fulfill its prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow a broker or dealer and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for a period of time following the issuance of the exchange notes.
      If (1) because of any change in law or in applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer, (2) the exchange offer is not consummated by May 15, 2005, (3) the exchange offer is not consummated within 45 days after the date on which the exchange offer registration statement is declared effective, (4) an initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer or (5) any holder (other than a broker or dealer who acquired the original notes for its own account as a result of trading or market-making activities) who is not eligible to participate in the exchange offer or, in the case of any holder (other than a broker or dealer who acquired the original notes for its own account as a result of trading or market-making activities) that participates in the exchange offer, such holder does not receive freely tradeable exchange notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the exchange offer, we will be required to: (a) prepare and file with the SEC a shelf registration statement relating to the offer and sale of the notes or the exchange notes, as the case may be, as promptly as practicable (but no later than, in the case of clause (1) above, March 16, 2005 or, in the case of clause (2), (3), (4) or (5) above, 60 days after the filing obligation arises), and thereafter use our reasonable best efforts to cause such shelf registration statement to be declared effective as promptly as practicable (but no later than, in the case of clause (1) above, May 15, 2005 or, in the case of clause (2), (3), (4) or (5) above, 90 days after such filing obligation arises); and (b) use our reasonable best efforts to keep the shelf registration statement continuously effective for a period of two years from the closing date or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold pursuant thereto or are no longer restricted securities (as defined in Rule 144). We will, in the event of the filing of the shelf registration statement, provide to each holder covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective, and take certain other actions as are required to permit unrestricted resales of notes or the exchange notes, as the case may be. A holder that sells such notes or the exchange notes, as the case may be, pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of the notes or the exchange notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement.
      If (1) the exchange offer registration statement is not filed with the SEC as described above, (2) the exchange offer registration statement is not declared effective by May 15, 2005, (3) the exchange offer is not consummated within 45 days after the exchange offer registration statement is declared effective, (4) if required, the shelf registration statement is not filed within 60 days after the filing obligation arises, (5) if required, the shelf registration statement is not declared effective within 90 days after the filing obligation arises, or (6) after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement or the related prospectus thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes for the periods specified and in accordance with the registration rights agreement (each such event referred to in clauses (1) through (6), a registration default, additional interest will accrue on the notes subject to such registration default at a rate per year equal to 0.25% for the first 90-day period after such registration default occurs (from and including the date on which any such registration default occurs to but excluding the date on which all such registration defaults have ceased to be continuing) and 0.5% thereafter of the applicable principal amount of the notes. In each case, such additional interest is payable in addition to any other interest payable from time to time with respect to the notes and the exchange notes.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for original notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealers required to use this prospectus and any amendments or supplements to this prospectus for resales of the exchange notes must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.
      Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law; or

•	an event occurs which makes any statement in this prospectus untrue in any material respect or which constitutes an omission to state a material fact in this prospectus.
      If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and certain transfer taxes and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon the validity of the notes offered hereby.
EXPERTS
      The consolidated financial statements and schedules of Selective Insurance Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, incorporated in this prospectus by reference to the Annual Report of Form 10-K for the year ended December 31, 2004 have been audited by KPMG LLP, independent auditors, as stated in their report appearing therein.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we file with the SEC at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet Web site at http://www.sec.gov.
      We are “incorporating by reference” into this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances. The documents are:

•	Our annual report on Form 10-K for the year ended December 31, 2004; and

•	Our current report on Form 8-K filed on January 18, 2005; and

•	All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering under this prospectus shall also be deemed to be incorporated herein by reference and will automatically update information included in or previously incorporated by reference in this prospectus.
      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
(973) 948-3000
      Exhibits to the filings, however, will not be sent unless those exhibits have specifically been incorporated by reference in that filing.
      Information contained on our Web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

Selective Insurance Group, Inc.
Offer to Exchange
Any and All Outstanding 7.25% Senior Notes due 2034
Issued on November 16, 2004
for
7.25% Senior Notes due 2034
That Have Been Registered under the Securities Act of 1933

PROSPECTUS

March 31, 2005